Exhibit 99.1

Company Contact:

Charles R. Waldron

Chief Financial Officer

(703) 709-9119

bob_waldron@learningtree.com

LEARNING TREE ANNOUNCES FIRST QUARTER 2011 RESULTS

Reston, VA – February 8, 2011 – Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its first quarter of fiscal year 2011, which ended December 31, 2010.

In its first quarter of fiscal year 2011, Learning Tree reported revenues of $35.6 million, income from operations of $3.0 million, and net income of $2.0 million or $0.14 per share. These results compare with revenues of $32.5 million, income from operations of $3.9 million, and net income of $2.4 million or $0.18 per share for its first quarter of fiscal year 2010.

“We are pleased to have achieved our third consecutive quarter of increasing year-over-year revenue growth. Revenues grew nearly 10% in our first quarter compared to the same quarter of our prior fiscal year, driven by double-digit growth of attendee-days in both our IT and Management training programs. In the first quarter of fiscal year 2011, the number of attendee-days of IT training grew by 11% and attendee-days of Management training grew by 16%,” commented Learning Tree President and CEO Nicholas R. Schacht. “We remain focused on driving revenue growth while improving our margins and operating results.”

Learning Tree International is a leading global provider of highly effective, hands-on training to managers and information technology professionals. Since 1974, over 65,000 organizations have relied on Learning Tree to enhance the professional skills of more than 2 million employees. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on people and project management; leadership and business skills; Web development; operating systems; databases; networking; IT security and software development. Courses are presented globally at Learning Tree Education Centers, on site at client facilities, and are available via Learning Tree AnyWare™, the Company’s proprietary live, online instructor-led training delivery option, which connects online participants to the actual classroom. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read Item 1A carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss first quarter 2011 results and guidance for second quarter 2011 is scheduled at 4:30 p.m. (EST) February 8, 2011. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

- tables follow -

[Table 1 – Summary consolidated financial statements and balance sheets]

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended
	December 31, 2010	January 1, 2010
Revenues	$35,632	$32,505
Cost of revenues	15,790	14,027

Gross profit	19,842	18,478

Operating expenses:
Course development	1,977	1,717
Sales and marketing	7,665	6,801
General and administrative	7,241	6,076

Total operating expenses	16,883	14,594

Income from operations	2,959	3,884

Other income (expense), net	19	223

Income before income taxes	2,978	4,107
Provision for income tax	1,015	1,684

Net income	$1,963	$2,423

Earnings per share – diluted	$0.14	$0.18

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	December 31, 2010	October 1, 2010
Cash and cash equivalents	$37,676	$34,449
Available for sale securities	2,000	4,997
Trade accounts receivable, net	17,978	18,311
Prepaid expenses and other	7,325	7,008

Total current assets	64,979	64,765
Depreciable assets, net and other	35,291	35,408

Total assets	$100,270	$100,173

Accounts payable and accrued liabilities	$16,538	$16,484
Deferred revenues	34,135	35,745

Total current liabilities	50,673	52,229
Other	12,976	13,172

Total liabilities	63,649	65,401

Stockholders' equity	36,621	34,772

Total liabilities and stockholders' equity	$100,270	$100,173